Prospectus Supplement No.1 (To Prospectus dated April 17, 2007)	Filed Pursuant to Rule 424(b)(3) File No. 333-133779

Cougar Biotechnology, Inc.

10,634,193 Shares

Common Stock

This information contained in this prospectus supplement amends and updates our prospectus dated April 17, 2007 (the “Prospectus”), and should be read in conjunction therewith. Please keep this prospectus supplement with your Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 8, 2007.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling stockholder as of June 6, 2007 and after giving effect to this offering. The information in the table included under the heading “Selling Stockholders” in the Prospectus is superseded by the information appearing in the following table.

Selling Stockholder	Shares Beneficially Owned Before Offering (a)		Number of Outstanding Shares of Common Stock Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering
Securities issued under terms of the April 3, 2006 offering pursuant to conversion of bridge notes (b)
AAR Associates, L.P. (1)	6,828		6,103	725	6,828	0
Neel B. Ackerman & Martha N. Ackerman JTWROS	34,139		30,515	3,624	34,139	0
Mark J. Ahn	6,207		6,207	0	6,207	0
Fernando Ahumada	9,933		8,967	966	9,933	0
Jorge Ahumada	12,416		11,208	1,208	12,416	0
Andrew W. Albstein	23,332		20,916	2,416	23,332	0
Jorge Altschuler	4,966		4,000	966	4,966	0
Balanced Investment, LLC (2)	22,590		20,174	2,416	22,590	0
David Benadum	5,690		5,086	604	5,690	0
David J. Bershad	6,510		5,302	1,208	6,510	0
Mylo Beyda	6,255		5,651	604	6,255	0
Suzanne Brandt	12,416		11,208	1,208	12,416	0
Brino Investment Ltd. (3)	5,690		5,086	604	5,690	0
Frank Calcutta (4)	34,139		30,515	3,624	34,139	0
James E. Cantrell, Jr.	12,416		11,208	1,208	12,416	0
Hartwell Davis, Jr.	22,590		20,174	2,416	22,590	0
Praful Desai	11,380		10,172	1,208	11,380	0
Domaco Venture Capital Fund (5)	3,406		2,802	604	3,406	0
Gregg J. Dovolis	11,380		10,172	1,208	11,380	0
John O. Dunkin	11,380		10,172	1,208	11,380	0
Isaac R. Dweck	25,019		22,603	2,416	25,019	0
Morris Dweck	6,255		5,651	604	6,255	0
Nathan Dweck	6,255		5,651	604	6,255	0
Ralph I. Dweck	6,255		5,651	604	6,255	0
Roger Erickson	5,690		5,086	604	5,690	0
Far Ventures (6)	5,647		5,043	604	5,647	0
Cynthia K. Finerman	18,312	(7)	4,068	483	4,551	*
A. G. Edwards & Sons as Custodian for Ralph Finerman Rollover IRA Account	5,690		5,086	604	5,690	0
Hollis N. Gieger, Jr. (8)	11,295		10,087	1,208	11,295	0
Gitel Family Partnership LP (9)	12,510		11,302	1,208	12,510	0
Elida Gollomp (10)	604		0	604	604	0
Robert Guercio	11,380		10,172	1,208	11,380	0
Brenda M. Hackney	24,832	(11)	11,208	1,208	12,416	0
Hackney One Investments, LLC (12)	12,416		11,208	1,208	12,416	0
Birmingham Hematology & Oncology Associates LLC 401k Plan FBO Dr. Jimmie H. Harvey (13)	12,416		11,208	1,208	12,416	0
Ben Heller	36,247		32,623	3,624	36,247	0
Steve Jager	12,416		11,208	1,208	12,416	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)		Number of Outstanding Shares of Common Stock Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering
Securities issued under terms of the April 3, 2006 offering pursuant to conversion of bridge notes (b)
David Jaroslawicz	47,840		43,008	4,832	47,840	0
Matthew A. King	11,295		10,087	1,208	11,295	0
Nicholas B. Kronwall Trust dated 11/12/69 (14)	6,255		5,651	604	6,255	0
Thomas A. Lambert, III	11,295		10,087	1,208	11,295	0
IRA FBO Ronald M. Lazar, Pershing LLC as custodian (15)	3,406		2,802	604	3,406	0
William A. Legg, Jr. IRA	11,295		10,087	1,208	11,295	0
Sam J. Lewis	12,416		11,208	1,208	12,416	0
Phil Lifschitz	25,019		22,603	2,416	25,019	0
Michael G. Lindley	24,832		22,416	2,416	24,832	0
S. Alan Lisenby	17,070		15,258	1,812	17,070	0
Timothy Malloch	3,820		3,216	604	3,820	0
Neurosurgical Associates PC Money 401(k) Plan FBO J. Finley McRae (16)	12,416		11,208	1,208	12,416	0
A. J. Muir-Taylor	12,416		11,208	1,208	12,416	0
Michael Mullen (17)	10,861		5,651	5,210	10,861	0
Harry Newton and Susan Newton JTWROS	19,264		17,404	1,860	19,264	0
Nora O’Donoghue	6,255		5,651	604	6,255	0
OZF Investments LLC (18)	113,796		101,717	12,079	113,796	0
Alan D. Platner	5,690		5,086	604	5,690	0
Anthony G. Polak (19)	22,029	(20)	2,802	604	3,406	0
Anthony G. Polak “S” (19)	22,029	(20)	2,802	604	3,406	0
Catharina Polak Trust #2 (21)	3,406		2,802	604	3,406	0
Frederick B. Polak “S”	6,207		5,603	604	6,207	0
Margrit Polak “S”	3,406		2,802	604	3,406	0
Neal Polan	7,450		6,725	725	7,450	0
David G. Pudelsky & Nancy Pudelsky JTWROS	5,690		5,086	604	5,690	0
PW Investments, L.L.C. (22)	12,416		11,208	1,208	12,416	0
Rachel Family Partnership (23)	25,019		22,603	2,416	25,019	0
Leon Recanati	75,058		67,811	7,247	75,058	0
Louis R. Reif	25,019		22,603	2,416	25,019	0
Riverside Contracting LLC (24)	27,051		24,439	2,612	27,051	0
RL Capital Partners, L.P. (25)	6,814		5,606	1,208	6,814	0
Robert O. Rolfe	12,416		11,208	1,208	12,416	0
David W. Ruttenberg	5,690		5,086	604	5,690	0
Suzanne Schiller	6,255		5,651	604	6,255	0
Peter B. Schulze	12,510		11,302	1,208	12,510	0
Shoup Revocable Trust (26)	11,133		5,086	604	5,690	*
William Silver	11,380		10,172	1,208	11,380	0
Scott G. Sink	11,295		10,087	1,208	11,295	0
Lucille Slocum	11,380		10,172	1,208	11,380	0
Howard Sorkin	17,019		14,603	2,416	17,019	0
South Ferry #2, LP (27)	124,157		112,078	12,079	124,157	0
Gary J. Strauss	12,510		11,302	1,208	12,510	0
Pershing LLC as custodian for Howard M. Tanning, M.D.	37,530		33,906	3,624	37,530	0
Carolyn N. Taylor (28)	22,759		20,343	2,416	22,759	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)		Number of Outstanding Shares of Common Stock Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering
Securities issued under terms of the April 3, 2006 offering pursuant to conversion of bridge notes (b)
Tisu Investment Ltd. (29)	11,380		10,172	1,208	11,380	0
J. Rainer Twiford (30)	22,590		20,174	2,416	22,590	0
Hillel Weinberger	50,040		45,208	4,832	50,040	0
Weyers Family Limited Partnership (31)	12,416		11,208	1,208	12,416	0
Jeffrey J. Weyers	12,416		11,208	1,208	12,416	0
Robert J. Weyers	12,416		11,208	1,208	12,416	0
Erich W. Wouters	12,416		11,208	1,208	12,416	0
Securities issued under private placement offering of units completed on April 3, 2006 (c)
CUSTRUST (32)	1,649,847		1,332,173	0	1,332,173	1.8
BBT Fund, L.P. (33)	337,880		222,695	0	222,695	*
Belldegrun Children’s Trust (34)	210,133	(35)	167,506	0	167,506	*
Boxer Capital LLC (36)	110,552		110,552	0	110,552	0
Brookside Capital Partners Fund, L.P. (37)	1,599,847		1,332,173	0	1,332,173	1.5
Leumi Overseas Trust Corporation Limited as Trustees of the BTL Trust (38	115,607		111,015	0	111,015	*
California Quintet LLC (39	57,805		55,507	0	55,507	*
CAP Fund, L.P. (33)	154,937		109,460	0	109,460	*
Citigroup Global Markets, Inc.	289,100		289,100	0	289,100	0
Ronald I. Dozoretz, MD	115,491		110,903	0	110,903	*
Eugenia VI Venture Holdings Lt`d. (40)	199,826		199,826	0	199,826	0
Gitel Family Limited Partnership (9)	46,241		44,406	0	44,406	*
H&Q Healthcare Investors (41)	378,809		360,797	0	360,797	*
H&Q Life Sciences Investors (41)	203,996		194,276	0	194,276	*
Peeblebay & Co. Nominee for Janus Aspen Global Life Sciences Portfolio (42)	19,323		21,203	0	21,203	*
Buoybreeze & Co. Nominee for Janus Global Life Sciences Fund (42)	671,559		644,882	0	644,882	*
Thomas F. Kearns, Jr.	23,121		22,203	0	22,203	*
Kier Family LP (43)	9,717		22,203	0	22,203	*
Lakeside Partners, LLC (44)	34,681		33,305	0	33,305	*
Merlin Nexus II, LP (45)	462,427		444,058	0	444,058	*
R A Capital Biotech Fund, LP (46)	37,481		20,072	0	20,072	*
Shea Ventures, LLC (47)	22,203		22,203	0	22,203	0
SRI Fund, L.P. (33)	79,861		45,293	0	45,293	*
T. Rowe Price Health Sciences Fund (48)	574,711		444,058	0	444,058	*
T. Rowe Price Small-Cap Value Fund (48)	856,741		820,000	0	820,000	*
Visium Balanced Offshore Fund, Ltd. (50)	532,901		511,730	0	511,730	*
Visium Long Bias Fund, LP (49)	52,240		50,165	0	50,165	*
Visium Long Bias Offshore Fund, Ltd. (50)	195,799		187,061	0	187,061	*
Visium Balanced Fund, LP (50)	376,129		361,187	0	361,187	*

Selling Stockholder	Shares Beneficially Owned Before Offering (a)		Number of Outstanding Shares of Common Stock Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering
Miscellaneous issuances
Joshua Donfeld	7,231	(51)	5,793	0	5,793	*
Scott Fagan	28,924	(52)	23,171	0	23,171	*
Muhammad Tarique Farooqui	13,651	(53)	10,427	0	10,427	*
The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000 (54)	138,549		133,217	0	133,217	*
Courtney Scott	29,620	(52)	23,171	0	23,171	*
Lindsay Rosenwald (e)(f)	3,450,442	(55)	0	233,807	233,807	17.9%
Timothy McInerney (e)	3,377		0	3,377	3,377	0
Scott Katzmann (e) (f)	88,376		0	88,376	88,376	0
Michael Rosenman (e)	3,247		0	3,247	3,247	0
Harris Lydon (e)	2,826		0	2,826	2,826	0
Capital Strategies Advisors, Inc. (e) (56)	3,137		0	3,137	3,137	0
Phil Lifschitz (e) (57)	3,850		0	3,850	3,850	0
Oppenheimer & Co. (e) (58)	3,850		0	3,850	3,850	0
Alan Ferraro (e)	1,933		0	1,933	1,933	0
Steven Markowitz (e)	1,450		0	1,450	1,450	0
Fabio Migliaccio (e)	604		0	604	604	0
Denise Mormile-Miglino (e)	604		0	604	604	0
Joseph Sorbara (e)	1,450		0	1,450	1,450	0
Sandgrain Securities Inc. (e) (59)	91		0	91	91	0
Robert Millstone (e)	544		0	544	544	0
Steve Sherman (e)	272		0	272	272	0
John Liatos (f)	10,025		0	10,025	10,025	0
Timothy J. Hofer (f)	11,025		0	11,025	11,025	0
Louis Smookler (f)	939		939	0	939	0
Michael Weiser (f)	14,131		14,131	0	14,131	0
Cowen & Co., LLC (f) (60)	297,347		297,347	0	297,347	0
OTA, LLC (f) (61)	20,050		0	20,050	20,050	0
Totals			10,087,003	547,190	10,634,193

*	Less than 1%

(a)	Assumes the exercise of all outstanding warrants held by such selling stockholder.
(b)	Pursuant to the Merger, issued upon exchange of Cougar securities issued upon automatic conversion of Bridge Notes in the aggregate principal amount of $6,145,120 issued and sold in closings on November 23, 2005 and January 24, 2006 of a private placement offering. Bridge notes converted into units of Cougar securities at a price per share of $4.50 (as adjusted for the Merger) upon similar terms and conditions as provided in the offering described in footnote (c) herein. Pursuant to the Merger, holders of the bridge notes received an aggregate of 1,245,746 shares of our preferred stock and 138,416 shares of our common stock. On March 8, 2007, all of the shares of preferred stock were automatically converted into an equivalent number of shares of common stock. As converted pursuant to the Merger, holders also received warrants to purchase an aggregate of 148,454 shares of our common stock at an exercise price of $8.28 per share.
(c)	Pursuant to the Merger, issued upon exchange of Cougar securities to be issued upon completion of a private placement offering of 22,919,075 units, each unit constituting 0.9 shares of Cougar preferred stock and 0.1 Cougar common stock. As converted pursuant to the Merger, holders of the units received an aggregate of 7,922,998 shares of our preferred stock and 880,334 shares of our common stock. On March 8, 2007, all of the shares of preferred stock were automatically converted into an equivalent number of shares of common stock.

(d)	Pursuant to the Merger, issued upon exchange of Cougar securities to be issued upon conversion of outstanding principal and interest on promissory notes of Cougar in favor of holder at a price per share of $4.50 per share (as adjusted for the Merger) on terms and conditions provided by Cougar in the offering described in footnote (c) herein.
(e)	Pursuant to the Merger, issued upon exchange of placement agent warrants to purchase Cougar common stock that were issued in connection with the bridge note offering described in footnote (b) herein.
(f)	Pursuant to the Merger, issued upon exchange of placement agent warrants to purchase Cougar common stock that were issued in connection with the offering described in footnote (c) herein.

(1)	Ralph Finerman, general partner of AAR Associates, L.P., has voting and dispositive control over the shares held by such selling stockholder.
(2)	Alonso Diaz, Manager of Balanced Investment, LLC, has voting and dispositive control over the shares held by such selling stockholder.
(3)	Urs Brunner, Director of Brino Investment Ltd., has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.
(4)	Mr. Calcutta is a registered representative of Fimat USA, LLC, a registered broker-dealer and NASD member firm.
(5)	Jack Polak, general partner Domaco Venture Capital Fund, has voting and dispositive control over the shares held by such selling stockholder.
(6)	Steven M. Farber, general partner Far Ventures, has voting and dispositive control over the shares held by such selling stockholder. Mr. Farber and S. Edmond Farber, the other general partner of Far Ventures, are employees of the Maxim Group LLC, a registered broker-dealer and NASD member firm.
(7)	Includes (i) 11,189 shares of common stock and (ii) 1,329 shares issuable upon exercise of warrants beneficially held by Mrs. Finerman’s spouse through an IRA account and as a general partner of AAR Associates, L.P.
(8)	Mr. Geiger is a registered representative of NBC Securities Inc., a registered broker-dealer and NASD member firm.
(9)	Esther Stahler, is the general partner of Gitel Family Partnership LP and Gitel Family Limited Partnership, and has voting and dispositive control over the shares held by such selling stockholder.
(10)	Mrs. Gollomp’s spouse is a registered representative of Wachovia Securities.
(11)	Includes the following securities held by Hackney One Investments, LLC, of which Ms. Hackney is Manager: (i) 11,208 shares of common stock and (ii) 1,208 shares issuable upon exercise of warrants.
(12)	Brenda M. Hackney, Manager of Hackney One Investments, LLC, has voting and dispositive control over the shares held by such selling stockholder.
(13)	James E. Cantrell, Trustee of Birmingham Hematology & Oncology Associates, LLC 401(k) Plan FBO Dr. Jimmie H. Harvey, M.D., has voting and dispositive control over the shares held by such selling stockholder.
(14)	Nicholas B. Kronwall, Trustee of the Nicholas B. Kronwall Trust dated 11/12/69, has voting and dispositive control over the shares held by such selling stockholder.
(15)	Mr. Lazar is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(16)	Charles H. Clark, Trustee of Neurological Associates, P.C. 401(k) Profit Sharing Trust, has voting and dispositive control over the shares held by such selling stockholder.
(17)	Includes warrants to purchase 4,606 shares of common stock issued as placement warrants as identified in footnote (e) hereto. Mr. Mullen is a registered representative of Joseph Stevens & Co., Inc. a registered broker-dealer and NASD member firm.
(18)	Urs Brunner, Director of OZF Investments LLC, has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.
(19)	Mr. Polak is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(20)	Includes shares of common stock held by Anthony G. Polak, Anthony G. Polak “S” and RL Capital Partners, L.P. , of which Mr. Polak shares voting and dispositive power as a managing member of RL Capital Management LLC, the selling stockholder’s general partner.
(21)	Jack Polak, Trustee of Catharina Polak Trust #2, has voting and dispositive control over the shares held by such selling stockholder.
(22)	Edmund P. Perry, member of PW Investments, L.L.C., has voting and dispositive control over the shares held by such selling stockholder.
(23)	Ruki Renov, general partner of Rachel Family Partnership, has voting and dispositive control over the shares held by such selling stockholder.

(24)	Neil Herksowitz, President of Riverside Contracting LLC, has voting and dispositive control over the shares held by such selling stockholder.
(25)	Ronald M. Lazar and Anthony G. Polak are managing members of RL Capital Management LLC, the general partner of RLCapital Partners, L.P., and have voting and dispositive control over the shares held by such selling stockholder. Messrs. Lazar and Polak are registered representatives of the Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(26)	Stefan P. Shoup and Jane R. Shoup, Trustees of the Shoup Revocable Trust, have voting and dispositive control over the shares held by such selling stockholder.
(27)	Moshe Wolfson, Portfolio Manager of South Ferry #2, LP, has voting and dispositive control over the shares held by such selling stockholder.
(28)	A. Starke Taylor, Jr., who has power of attorney for Carolyn N. Taylor, has voting and dispositive control over the shares held by such selling stockholder.
(29)	Urs Brunner, Director of Tisu Investment Ltd., has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.
(30)	Mr. Twiford is a registered representative of NBC Securities Inc., a registered broker-dealer and NASD member firm.
(31)	Ronald A. Weyers, general partner of Weyers Family Limited Partnership, has voting and dispositive control over the shares held by such selling stockholder.
(32)	Adage Capital Partners GP, LLC, a Delaware limited liability company, serves as the general partner of Adage Capital Partners, L.P. (“Fund”), and as such has discretion over the portfolio securities beneficially owned by the Fund, including those held by CUSTRUST. Adage Capital Partners GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.
(33)	Sid R. Bass, in his capacity as President and sole stockholder of the ultimate general partner of each of BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P., may be deemed to exercise voting or investment control over the securities held by these entities. Messr. Bass disclaims beneficial ownership of these securities.
(34)	Rebecca Belldegrun, Trustee of Belldegrun Children’s Trust, and the spouse of Dr. Arie Belldegrun, a director, has voting and dispositive control over the shares held by such selling stockholder. Includes (i) 11,101 shares of common stock issued in the private placement offering referenced in footnote (c) and (ii) 156,405 shares of common stock issued upon conversion of a promissory note as referenced in footnote (d).
(35)	Includes (i) 35,699 shares of common stock issuable upon exercise of warrants and (ii) 3,352 shares of common stock that are not included in this registration statement.
(36)	Andrew Gitkin and Shehan Dissanayake are the managing members of Boxer Capital LLC, and as such each may be deemed to share voting or investment control over these securities.
(37)	Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P., may each be deemed to share voting or investment control over the shares of common stock held by Brookside Capital Partners Fund, L.P.
(38)	John Le M Germain and Richard Guillaume, each a Director of Leumi Overseas Trust Corporation Limited, which serves as Trustee of the BTL Trust, have voting and dispositive control over the shares held by such selling stockholder. Dr. Arie Belldegrun, a director, is a beneficiary of the BTL Trust.
(39)	Russell Goldsmith has voting and dispositive control over the shares held by such selling stockholder. Mr. Goldsmith is the chief executive officer of City National Corporation, an affiliate of City National Securities, Inc., a registered broker-dealer.
(40)	Ben Le Sueur, Director of Eugenia VI Venture Holdings Ltd., has voting and dispositive control over the shares held by such selling stockholder.
(41)	Hambrecht & Quist Capital Management, LLC is the investment advisor to H&Q Healthcare Investors and H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D., is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund and H&Q Life Sciences Fund. Dr. Omstead disclaims beneficial ownership of these securities.
(42)	Thomas Malley is the portfolio manager of Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund, and, as such, may be deemed to share voting or investment control over the securities held by these funds. Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund are affiliates of Janus Distributors LLC, a wholly owned subsidiary of Janus Capital Group and a limited purpose broker registered primarily for the purpose of facilitating the distribution, or otherwise being involved in the sale or redemption , of shares of Janus no-load mutual funds and other associated investment companies (the “Funds”). Janus Distributors does not otherwise effect trades for investors or the Funds and the Funds can distribute shares other than through Janus Distribution.

(43)	Isaac Kier, general partner of Kier Family LP and has voting and dispositive control over the shares held by such selling stockholder.
(44)	Jamie Stahler, managing member of Lakeside Partners, LLC, has voting and dispositive control over the shares held by such selling stockholder.
(45)	Dominique Semon, as the managing member of the general partner of Merlin Nexus II, L.P., may be deemed to share voting or investment control over these securities. Mr. Semon disclaims beneficial ownership of these securities.
(46)	Mr. Peter Kolchinsky, as the managing director of RA Capital Management, LLC, the general partner of RA Capital Biotech Fund, LP, has shared voting and dispositive power with respect to these securities.
(47)	Edmund H. Shea, John Shea, Peter Shea, John Morrissey and Ron Lakey, members of Shea Ventures, LLC , each have voting and dispositive control over the shares held by such selling stockholder.
(48)	T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The T. Rowe Price Proxy Committee develops voting positions on all major corporate issues, creates guidelines, and oversees the voting process, which are used by the firm’s portfolio managers as voting guidelines. For the registered investment companies sponsored and managed by T. Rowe Price, the portfolio manager of each fund has ultimate responsibility for the voting decisions for proxies relating to voting securities held by the fund. Kris H. Jenner is the portfolio manager for T. Rowe Price Health Sciences Fund, Inc. and Preston G. Athey is the portfolio manager for the T. Rowe Price Small-Cap Value Fund, Inc. More information on T. Rowe Price’s proxy voting policies and procedures is available on the company website (http://www.troweprice.com) and in the T. Rowe Price Fund’s Statement of Additional Information, which is filed with the SEC. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc., the investment advisor of the T. Rowe Price-sponsored funds identified in the table above. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the above-referenced funds and other funds in the T. Rowe fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities.
(49)	[reserved]
(50)	Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, which is the investment advisor for Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, have shared voting and dispositive power with respect to the securities held by these entities.
(51)	Includes warrants to purchase 1,322 shares of common stock at an exercise price of $8.28 per share.
(52)	Includes warrants to purchase 5,289 shares of common stock at an exercise price of $8.28 per share.
(53)	Includes warrants to purchase 2,644 shares of common stock at an exercise price of $8.28 per share.
(54)	Lester E. Lipschutz, Trustee of The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000, has voting and dispositive control over the shares held by such selling stockholder. Issued upon subscription upon terms and conditions similar to those provided in the offering described in footnote (c) herein.
(55)	Includes (i) 3,184,903 shares of common stock held by Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and (ii) warrants to purchase an aggregate of 265,539 shares of common stock issued to Dr. Rosenwald. Does not include 133,217 shares of common stock beneficially owned by a trust established for the benefit of Dr. Rosenwald’s family, for which Dr. Rosenwald disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.
(56)	Ranier Twiford, President of Capital Strategies Advisors, Inc., has shared voting and dispositive power with respect to these securities.
(57)	Mr. Lifshitz is a registered representative of Oppenheimer & Co. Inc., a registered broker-dealer and NASD member firm.
(58)	Oppenheimer & Co. Inc. is a registered broker-dealer and NASD member firm.
(59)	Sandgrain Securities, Inc. is a registered broker-dealer and NASD member firm.
(60)	Cowen & Co., LLC, a registered broker-dealer, is a wholly owned subsidiary of SG Americas Securities Holdings, Inc., which is an indirect wholly owned subsidiary of Société Générale, a French banking corporation with shares listed on the Paris Bourse and Tokyo Stock Exchange.
(61)	Ira Leventhal, a managing member of the selling stockholder, has voting and investment control over the reported securities.